Exhibit 99.1

OTC Markets Group Welcomes Cryomass Technologies Inc. to OTCQX

July 12, 2022 07:00 ET | Source: OTC Markets

NEW YORK, July 12, 2022 (GLOBE NEWSWIRE) -- OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced Cryomass Technologies Inc. (OTCQX: CRYM), a company preparing to manufacture and operate field-mobile equipment for the handling of harvested cannabis, hemp and other high-value plant material, has qualified to trade on the OTCQX® Best Market. Cryomass Technologies Inc. upgraded to OTCQX from the OTCQB® Venture Market.

Cryomass Technologies Inc. begins trading today on OTCQX under the symbol “CRYM.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

Christian Noël, Cryomass CEO, stated, “We are pleased to reach this important milestone, as OTCQX is the highest tier of the OTC markets. Of more than 12,000 securities traded on the OTC Markets, about 650 (as of June 30, 2022) have met the requirements for trading on the OTCQX® Best Market. The upgrade to the OTCQX will increase Cryomass’s accessibility to U.S. investors and will allow our shareholders to trade more effectively. This also reflects our continued commitment to responsible corporate governance.”

About Cryomass Technologies Inc.
Cryomass Technologies Inc. is preparing to manufacture and operate field-mobile equipment for the handling of harvested cannabis, hemp and other high-value plant material. The company owns patented technology that utilizes liquid nitrogen to fully separate, collect and protect the high-value materials and essential compounds from the harvested plant. Building on that technology, the company’s technical team has completed an initial design for the CryoCann 500 CF system. The CryoCann 500 CF is optimized for the rapid capture (within minutes after plant harvesting) of fully intact cannabis and hemp trichomes, as well as terpenes. Rapid capture should enable cannabis and hemp producers to dramatically reduce costs, increase end-product yields and enhance product purity. The resulting sift can be warehoused for extended periods, or further processed into consumer products. The company believes that efficiencies delivered by the CryoCann 500 CF will trigger industry-wide changes in the handling and processing of harvested cannabis and hemp. It also is exploring the application of the underlying technology to a broad range of industries that handle high-value materials that could benefit from precision capture methods.

About OTC Markets Group Inc.
OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:
OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com